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                                                                      Exhibit 11

                          TRW Inc. and Subsidiaries
                          --------------------------
                COMPUTATION OF EARNINGS PER SHARE - UNAUDITED
                ---------------------------------------------

                     (In Millions Except Per Share Amounts)


                                                            Nine Months Ended September 30
                                                            ------------------------------
PRIMARY                                                         1995              1994
-------                                                        ------            ------
Net earnings                                                   $331.4            $232.5
Less preference dividend requirements                             0.5               0.5
                                                               ------            ------
Net earnings applicable to common shares
    and common share equivalents                               $330.9            $232.0
                                                               ======            ======

Average common shares outstanding                                65.2              64.5
Stock options and performance share rights,
    based on the treasury stock method using
    average market price                                          1.4               0.7
                                                               ------            ------
Average common shares and common share
    equivalents                                                  66.6              65.2
                                                               ======            ======

Primary earnings per share                                     $ 4.97            $ 3.56
                                                               ======            ======


FULLY DILUTED
-------------
Net earnings applicable to common
    shares and common share equivalents                        $330.9            $232.0

Dividends assuming conversion of other
    dilutive securities:   (A)
       Dilutive preference dividends                              0.5               0.5
                                                               ------            ------
Net earnings applicable to fully diluted shares                $331.4            $232.5
                                                               ======            ======

Average common shares outstanding                                65.2              64.5

Common shares assuming conversion of
     other dilutive securities:   (A)
        Dilutive preference shares                                0.6               0.7

        Stock options and performance share rights,
            based on the treasury stock method using
            closing market price if higher than
            average market price                                  1.4               0.8
                                                               ------            ------

Average fully diluted shares                                     67.2              66.0
                                                               ======            ======

Fully diluted earnings per share                               $ 4.94            $ 3.52
                                                               ======            ======

(A) Assuming the conversion of the Serial Preference Stock II - Series 1 and Series 3.